Exhibit 99.1

Dorian LPG Ltd. Announces First  Quarter Fiscal Year 2018 Financial Results

Stamford, CT –July 31, 2017 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended June 30, 2017.

Highlights for the First Quarter Fiscal Year 2018

▪

On May 31, 2017, we entered into an agreement to amend our $758 million debt facility that we entered into in March 2015 to relax certain covenants, release $26.8 million of restricted cash to be applied towards the next two debt principal payments, interest and certain fees, and modify certain other terms, including an expanded definition of the components of consolidated liquidity.

▪

On June 8, 2017, we entered into a $97.0 million bridge loan agreement with DNB Capital LLC and used the proceeds to pay off our term loans with the Royal Bank of Scotland (the “RBS Loan Facility”) at 96% of the then outstanding principal amount and to pay accrued interest, legal, arrangement and advisory fees related to the bridge loan. As part of this transaction, $6.0 million of cash previously restricted under the RBS Loan Facility was released as unrestricted cash for use in operations.

▪	Revenues of $41.0 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $22,735 for the three months ended June 30, 2017.

▪

Net loss of $(6.7) million, or $(0.12) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net income/(loss)(1) of $(8.4) million, or $(0.16) adjusted diluted earnings/(loss) per share (“adjusted EPS”)(1),  for the three months ended June 30, 2017.

▪	Adjusted EBITDA(1) of $17.5 million for the three months ended June 30, 2017.

(1)

TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income/(loss) to adjusted net income/(loss), EPS to adjusted EPS and net income/(loss) to adjusted EBITDA included in this press release.

John Hadjipateras, Chairman, President and Chief Executive Officer, commented,  "In our first quarter we took steps to strengthen our balance sheet and increase our financial flexibility. We are fortunate to have strong relationships with our lenders. Our focus continues to be on our financial and commercial activities and our goal to create shareholder value by leveraging the high quality of our fleet and operation. LPG trade fundamentals are developing favorably with increased trade gradually absorbing the 50% increase in the world fleet since 2014.”

First Quarter Fiscal Year 2017 Results Summary

Our net loss amounted to $(6.7) million, or $(0.12) per share, for the three months ended June 30, 2017, compared to a  net loss of $(1.3) million, or $(0.02) per share, for the three months ended June 30, 2016.

Our adjusted net loss amounted to $(8.4) million, or $(0.16) per share for the three months ended June 30, 2017, compared to adjusted net income of $3.1 million, or $0.07 per share for the three months ended June 30, 2016.  We have adjusted our net loss for the three months ended June 30, 2017 for unrealized loss on derivative instruments of $2.4 million and a gain on early extinguishment of debt of $4.1 million. Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The decrease of $11.5 million in adjusted net income/(loss) for the three months ended June 30, 2017 compared to the three months ended June 30, 2016 is primarily attributable to reduced revenues of $9.5 million, a $2.9 million increase in general and administrative expenses, a $0.8 million increase in vessel operating expenses, and a $0.5 million increase in interest and finance costs,  partially offset by a $1.7 million decrease in realized loss on derivatives and a $0.6 million decrease in voyage expenses.

The TCE rate for our fleet was $22,735 for the three months ended June 30, 2017, a 13.9% decrease from the $26,398 TCE rate from the same period in the prior year, primarily driven by increased bunker costs.  Please see footnote 6 to the table in “—Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 94.2% in the quarter ended June 30, 2016 to 89.6% in the quarter ended June 30, 2017.

Vessel operating expenses per day increased to $8,434 in the three months ended June 30, 2017 from $8,040 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $41.0 million for the three months ended June 30, 2017, a decrease of $9.5 million, or 18.8%, from $50.5 million for the three months ended June 30, 2016. The decrease is primarily attributable to a decrease in average TCE rates from $26,398 for the three months ended June 30, 2016 to $22,735 for the three months ended June 30, 2017. Spot market rates were relatively flat when comparing the three months ended June 30, 2017 with the three months ended June 30, 2016. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura Chiba route (expressed as U.S. dollars per metric ton), averaged $28.813 during the three months ended June 30, 2017 compared to an average of $28.148 for the three months ended June 30, 2016. Therefore, increased bunker costs, which are deducted from gross revenues when calculating TCE rates, drove the decline in TCE rates. Voyage expenses, including bunkers, are typically paid by the charterer under time charters, including our vessels chartered to the Helios Pool. Net pool revenues—related party are calculated on a net basis using gross revenues of the pool vessels less voyage expenses of the pool vessels and general and administrative expenses of the pool.

Voyage Expenses

Voyage expenses were $0.2 million during the three months ended June 30, 2017, a decrease of $0.6 million, or 68.3%, from $0.8 million for the three months ended June 30, 2016. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The decrease for the three months ended June 30, 2017, when compared with the three months ended June 30, 2016, was mainly attributable to a reduction of port charges and other related expenses along with decreases in war risk insurance and security costs due to a reduction of transits in high-risk areas.

Vessel Operating Expenses

Vessel operating expenses were $16.9 million during the three months ended June 30, 2017, or $8,434 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $0.8 million, or 4.9%, from $16.1 million for the three months ended June 30, 2016. Vessel operating expenses per vessel per calendar day increased $394 from $8,040 for the three months ended June 30, 2016 to $8,434 for the three months ended June 30, 2017. The increase in vessel operating expenses was primarily the result of (i) additional required maintenance on vessels in service for more than one year, (ii) certain spares and stores that were capitalized at delivery being replenished and expensed in the current period, and (iii) general crew wage increases coupled with short-term increases in selected crew complements on certain vessels. Partially offsetting the increases was a reduction of insurance costs reflecting a reduction in premiums for the three months ended June 30, 2017 when compared with the three months ended June 30, 2016.

General and Administrative Expenses

General and administrative expenses were $8.5 million for the three months ended June 30, 2017, an increase of $2.9 million, or 52.1%, from $5.6 million for the three months ended June 30, 2016. The increase was mainly due to an increase of $2.4 million in salaries, wages and benefits and an increase of $0.5 million in stock-based compensation. The increase in salaries, wages and benefits was primarily due to $2.3 million in cash bonuses to various employees that were approved by the Compensation Committee of the Board of Directors and expensed and paid during the three months ended June 30, 2017. Cash bonuses of $3.0 million to various employees paid during the three months ended June 30, 2016 were approved by the Compensation Committee of the Board of Directors and expensed prior to the three months ended June 30, 2016. Other general and administrative expenses remained relatively constant for the three months ended June 30, 2017 when compared to June 30, 2016.

Interest and Finance Costs

Interest and finance costs amounted to $7.5 million for the three months ended June 30, 2017, an increase of $0.5 million, or 6.2%, from $7.0 million for the three months ended June 30, 2016. The increase of $0.5 million during this period was due to (i) an increase in interest incurred on our long-term debt of $0.2 million resulting from an increase in LIBOR, partially offset by a decrease in average indebtedness, (ii) an increase of $0.2 million in amortization of deferred financing fees, and (iii) an increase of $0.1 million in loan expenses. Average indebtedness, excluding deferred financing fees, decreased from $835.3 million for the three months ended June 30, 2016 to $759.6 million for the three months ended June 30, 2017. The outstanding balance of our long-term debt, net of deferred financing fees of $22.1 million, as of June 30, 2017 was $720.3 million.

Unrealized Loss on Derivatives

Unrealized loss on derivatives amounted to a loss of approximately $2.4 million for the three months ended June 30, 2017, compared to a loss of $4.4 million for the three months ended June 30, 2016. The $2.0 million change is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves.

Realized Loss on Derivatives

Realized loss on derivatives amounted to a loss of approximately $0.6 million for the three months ended June 30, 2017, a decrease of $1.7 million, or 72.8%, from a loss of $2.3 million for the three months ended June 30, 2016. The decrease is attributable to (i) $1.0 million in realized loss on interest rate swaps related to the RBS Loan Facility during the three months ended June 30, 2016 that did not recur during the three months ended June 30, 2017 as the interest rate swaps related to the RBS Loan Facility were terminated subsequent to the three months ended June 30, 2016 and (ii) a decrease of $0.7 million on interest rate swaps related to the 2015 Debt Facility primarily resulting from increases in floating LIBOR.

Gain on early extinguishment of debt

Gain on early extinguishment of debt amounted to $4.1 million for the three months ended June 30, 2017 and was attributable to the repayment of the RBS Loan Facility, net of deferred financing fees. There was no gain on early extinguishment of debt for the three months ended June 30, 2016.

Fleet

The following table sets forth certain information regarding our fleet as of July 24, 2017. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	Time Charter(3)	Q4 2019
Captain John NP	82,000	Hyundai	A	2007	—	Pool(4)	—
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool-TCO(5)	Q2 2018
Comet	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2019
Corsair	84,000	Hyundai	B	2014	X	Time Charter(7)	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(4)	—
Concorde	84,000	Hyundai	B	2015	X	Pool(4)	—
Cobra	84,000	Hyundai	B	2015	X	Pool-TCO(5)	Q3 2018
Continental	84,000	Hyundai	B	2015	X	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	Pool-TCO(5)	Q3 2017
Cresques	84,000	Daewoo	C	2015	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	Pool-TCO(5)	Q4 2017
Chaparral	84,000	Hyundai	B	2015	X	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(4)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(4)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Currently on time charter with an oil major that began in December 2014.
(4)

“Pool” indicates that the vessel is operated in the Helios Pool on voyage charters with third parties and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in July 2014.
(7)	Currently on time charter with an oil major that began in July 2015.
(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

After reaching record levels during the first four months of 2017, U.S. LPG export cargoes have seen a number of cancellations or deferments in June and July. Steady domestic demand has kept  U.S. propane prices firm and, therefore, priced above levels conducive to the arbitrage trade. U.S. propane inventories have continued to build in recent weeks and could reach levels of 75 million barrels by the end of September 2017. The overall U.S. exports at the half-year mark remain at similar levels to 2016 due to the cancelled cargo volumes from the U.S., driven by waning Far East demand caused by seasonal factors and high inventories. Chinese imports in May 2017 hit a new record of over 2 million metric tons, reaching a monthly average year-to-date of over 1.5 million tons, a level higher than the 1-1.25 million tons originally projected. Chinese import volumes in June 2017 followed the trend higher, and firm propylene prices have recently supported good CFR pricing from PDH plants. The congestion experienced with Panama Canal transits, coupled with steady decline in freight rates for the Houston to Chiba voyage, has caused VLGCs to opt for the long route around the Cape of Good Hope, thus creating more ton miles and global fleet utilization. The Eastern market may be moving into contango as more vessels are requested to slow steam and recent fixtures provide for storage options. The order book stands at approximately 11% of the VLGC fleet while the old VLGCs over 20 years of age currently comprise 15% of the fleet. We maintain our thinking that stronger demolition prices and new environmental regulations will make older VLGC vessels more attractive demolition candidates that will be removed from the global fleet. However, there can be no assurances that any such developments will occur.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters or the charters of the vessels in the Helios Pool expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter the vessels at similar rates. As a result, we and the Helios Pool may have to accept lower rates or experience off-hire time for the vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2017	June 30, 2016
Statement of Operations Data
Revenues	$41,025,472	$50,515,776
Expenses
Voyage expenses	239,445	755,804
Vessel operating expenses	16,885,289	16,095,552
Depreciation and amortization	16,293,158	16,192,745
General and administrative expenses	8,534,909	5,611,310
Total expenses	41,952,801	38,655,411
Other income—related parties	633,883	552,901
Operating income/(loss)	(293,446)	12,413,266
Other income/(expenses)
Interest and finance costs	(7,477,734)	(7,038,209)
Interest income	15,816	23,178
Unrealized loss on derivatives	(2,370,191)	(4,369,859)
Realized loss on derivatives	(612,863)	(2,256,788)
Gain on early extinguishment of debt	4,117,364	—
Foreign currency loss, net	(68,916)	(62,709)
Total other income/(expenses), net	(6,396,524)	(13,704,387)
Net loss	$(6,689,970)	$(1,291,121)
Loss per common share—basic	(0.12)	(0.02)
Loss per common share—diluted	$(0.12)	$(0.02)
Other Financial Data
Adjusted EBITDA(1)	$17,470,829	$29,576,278
Fleet Data
Calendar days(2)	2,002	2,002
Available days(3)	2,002	2,002
Operating days(4)(7)	1,794	1,885
Fleet utilization(5)(7)	89.6%	94.2%
Average Daily Results
Time charter equivalent rate(6)(7)	$22,735	$26,398
Daily vessel operating expenses(8)	$8,434	$8,040

(1)

Adjusted EBITDA is a non-GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2017	June 30, 2016
Net loss	$(6,689,970)	$(1,291,121)
Interest and finance costs	7,477,734	7,038,209
Unrealized loss on derivatives	2,370,191	4,369,859
Realized loss on derivatives	612,863	2,256,788
Gain on early extinguishment of debt	(4,117,364)	—
Stock-based compensation expense	1,524,217	1,009,798
Depreciation and amortization	16,293,158	16,192,745
Adjusted EBITDA	$17,470,829	$29,576,278

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2017	June 30, 2016
Numerator:
Revenues	$41,025,472	$50,515,776
Voyage expenses	(239,445)	(755,804)
Time charter equivalent	$40,786,027	$49,759,972
Denominator:
Operating days	1,794	1,885
TCE rate:
Time charter equivalent rate	$22,735	$26,398

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or Our Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Three months ended
	June 30, 2017	June 30, 2016
Our Methodology:
Operating Days	1,794	1,885
Fleet Utilization	89.6%	94.2%
Time charter equivalent	$22,735	$26,398

Alternate Methodology:
Operating Days	2,002	2,002
Fleet Utilization	100.0%	100.0%
Time charter equivalent	$20,373	$24,855

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net income/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2017	June 30, 2016
Net loss	$(6,689,970)	$(1,291,121)
Unrealized loss on derivatives	2,370,191	4,369,859
Gain on early extinguishment of debt	(4,117,364)	—
Adjusted net income/(loss)	$(8,437,143)	$3,078,738

Loss per common share—diluted	$(0.12)	$(0.02)
Unrealized loss on derivatives	0.04	0.09
Gain on early extinguishment of debt	(0.08)	—
Adjusted earnings/(loss) per common share—diluted	$(0.16)	$0.07

Conference Call

A conference call to discuss the results will be held today, July 31, 2017 at 11:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 2:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13667502. The replay will be available until August 7, 2017, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source Dorian LPG Ltd.